undersigned agrees to hold harmless the Company and the foregoing attorney-in-fact for the performance of the foregoing actions in the exercise of any rights and powers herein granted. This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact. IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of September 18, 2023 Print Name